UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

                October 9, 2005

Date of Report (Date of earliest event reported)

Lincoln National Corporation

(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania	19102-2112
(Address of principal executive offices)	(Zip Code)

        (215) 448-1400

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 9, 2005, Lincoln National Corporation, an Indiana corporation (“LNC”), entered into a merger agreement (the “Merger Agreement”) with Quartz Corporation, a North Carolina corporation and a direct wholly owned subsidiary of LNC (“Merger Sub”), and Jefferson-Pilot Corporation, a North Carolina corporation (“Jefferson-Pilot”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Jefferson-Pilot will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a direct wholly owned subsidiary of LNC (the “Merger”).

At the effective time and as a result of the Merger, in exchange for their shares of issued and outstanding Jefferson-Pilot common stock, Jefferson-Pilot shareholders may choose to receive (i) 1.0906 shares of LNC common stock for each of their shares, (ii) $55.96 in cash for each of their shares or (iii) a combination of LNC common stock for some shares and cash for other shares. Notwithstanding any election, the aggregate amount of the cash payment to Jefferson-Pilot shareholders will equal $1.8 billion. Accordingly, the elections of Jefferson-Pilot shareholders will be subject to pro rata adjustment in the event that the cash election is either undersubscribed or oversubscribed. The closing prices of LNC and Jefferson-Pilot shares on the New York Stock Exchange on October 7, 2005, were $50.73 and $50.79, respectively.

All outstanding Jefferson-Pilot stock options (whether vested or unvested) will be assumed by LNC. Each such option previously exercisable for Jefferson-Pilot common shares will then become exercisable for an adjusted number of LNC common shares at an adjusted exercise price.

The Merger Agreement provides that following the effective time of the Merger, LNC will have a 15-member board of directors, which will include eight directors named by LNC and seven directors named by Jefferson-Pilot. Jon A. Boscia, Chairman and Chief Executive Officer of LNC, will continue as Chairman and CEO. Dennis R. Glass, President and Chief Executive Officer of Jefferson-Pilot, will be the President and Chief Operating Officer and a director of LNC after the Merger. The lead director will be a former Jefferson-Pilot director.

LNC and Jefferson-Pilot have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the shareholders of LNC and Jefferson-Pilot, regulatory approvals, including antitrust approval, and the satisfaction or waiver of other customary conditions.

The Merger Agreement contains certain termination rights for both LNC and Jefferson-Pilot, and further provides that, upon termination of the Merger Agreement under specified circumstances, one party may be required to pay the other party a termination fee of up to $300,000,000.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about LNC. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure letters that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in LNC’s public disclosures.

Item 8.01.	Other Events.

On October 10, 2005, LNC and Jefferson-Pilot issued a joint press release announcing the execution of the Merger Agreement. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are included with this Form 8-K.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 9, 2005, by and among Lincoln National Corporation, Quartz Corporation and Jefferson-Pilot Corporation.*

99.1	Press release issued jointly by Lincoln National Corporation and Jefferson-Pilot Corporation, dated October 10, 2005

*	Contents of the parties’ disclosure letters pursuant to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. LNC will furnish supplementally a copy of the disclosure letters to the SEC, upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By	/s/ FREDERICK J. CRAWFORD
Name:	Frederick J. Crawford
Title:	Senior Vice President and Chief Financial Officer

Date: October 10, 2005

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 9, 2005, by and among Lincoln National Corporation, Quartz Corporation and Jefferson-Pilot Corporation is filed herewith.*

99.1	Press release issued jointly by Lincoln National Corporation and Jefferson-Pilot Corporation, dated October 10, 2005 is filed herewith.

*	Contents of the parties’ disclosure letters pursuant to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. LNC will furnish supplementally a copy of the disclosure letters to the SEC, upon request.